Exhibit 10.1

LOAN AGREEMENT

Dated as of October 20, 2005

by and between

AGILITY CAPITAL, LLC
as Agility

and

LARGE SCALE BIOLOGY CORPORATION
as Borrower

TOTAL CREDIT AMOUNT:  Up to $1,500,000

Maturity Date:	December 31, 2005
Formula:	None
Loan Fee:	$30,000
Interest:	12% per annum, fixed
Warrants:
Number of shares: Initially, 500,000, plus additional shares under the Warrant
Class of stock:	Common
Initial exercise price:	Lower of 30-day average or $0.68, as stated in and subject to adjustment in the Warrant

The information set forth above is subject to the terms and conditions set forth in the balance of this Agreement.  The parties agree as follows:

            1.              Loan and Payments.

                              (a)            Loan.  Borrower may request up to four (4) advances (an “Advance” or the “Advances”).  The initial Advance of up to $500,000 is available on or about the date hereof.  The second Advance of up to $150,000 is available after Agility (i) completes an on site inspection of Borrower’s Owensboro, Kentucky facility (the “Owensboro Property”) at Borrower’s sole cost and expense (which Agility will undertake reasonable steps to complete on or before October 31, 2005) and (ii) approves the Owensboro Property, which approval will be based on Agility’s good faith reasonable business judgment, including Agility’s good faith estimate of the value of the facility taking into account such factors as Agility reasonably deems appropriate. The third Advance of up to $350,000 is available upon (i) the opening of an escrow (the “Escrow”) to sell the Owensboro Property for a purchase price of at least $5,000,000 under an executed purchase agreement (the “Purchase Agreement”) containing terms acceptable to Agility or (ii) in Agility’s sole discretion, the receipt of a signed term sheet for an agreement between Borrower and Bayer Bioscience, N.V., covering the licensing of certain of Borrower’s technology, provided that as a condition to making an Advance under clause (ii), Borrower shall pay Agility an advance fee of $10,000, and provided further that Borrower shall pay all proceeds received under such agreement to Agility until such third Advance has been paid in full. The fourth Advance will be equal to the lesser of  (i) $500,000 or (ii) the amount of an irrevocable deposit (the “Deposit”) paid into the Escrow by the acquirer of the Owensboro Property pursuant to the terms of the Purchase Agreement; provided, however such advance is not available to Borrower until Agility has received such documents acceptable to Agility evidencing (A) Agility’s security interest in the Escrow, the Deposit and the Purchase Agreement and (B) Agility’s right to direct the holder of the Escrow to pay all amounts otherwise payable to Borrower in connection with the Escrow to Agility.  Agility’s obligation to make any Advance is subject to (i) Agility’s determination, in its sole discretion, that there has not occurred a material adverse change in Borrower’s business, its financial or other condition and (ii)  the execution, delivery and filing of such instruments and agreements, and completion of such other matters, as Agility reasonably requests.

                              (b)            Interest.  On the first day of each month, Borrower shall pay interest, in arrears, on all outstanding Advances and other monetary Obligations at a fixed rate equal to Twelve Percent (12.0%) per annum.  Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed, and shall be payable in arrears on the first day of each month.  Any partial month shall be prorated on the basis of a 30-day month based on the actual number of days outstanding.

                              (c)            Fees.  Borrower shall pay Agility (i) an origination fee of $30,000 on the date of this Agreement, and (ii) a collateral management fee of $3,000, payable quarterly in advance (prorated for the calendar quarter ending December 31, 2005) on the first day of each calendar quarter.  Borrower shall reimburse Agility for with any reasonable and appropriate out-of-pocket administrative and travel expenses incurred during the term of this Agreement.

                              (d)            Warrants.  Borrower is concurrently issuing to Agility a Warrant to Purchase Stock on the terms and conditions set forth therein (the “Warrant”).

                              (e)            Use of Proceeds.  Borrower shall use the proceeds of the Advances to general working capital.

                              (f)            Maturity Date.  All amounts outstanding hereunder are due and payable on December 31, 2005 (the “Maturity Date”), provided the Maturity Date shall be extended to March 31, 2006 if the Escrow has been opened and Agility has approved the terms of the Purchase Agreement, provided Borrower shall make, in addition to the payment of interest as otherwise provided in this Agreement, mandatory principal reduction payments on account of the Obligations of at least $100,000 or 15% of the outstanding Obligations on each of January 1, February 1 and March 1, with the remaining outstanding balance being due and payable on March 31, 2006.

                              (g)            Late Payment.  Prior to the Maturity Date, if any payment of interest or any other amount owing to Agility is not made within ten (10) days after the due date and notice by Agility to Borrower, Borrower shall pay Agility a late payment fee equal to the greater of $1,500 or 5% of the amount of such late payment.  After the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate equal to 18% per annum.  If any amount of the principal is outstanding and in default of payment after the occurrence of an uncured Event of Default after notice to Borrower or the Maturity Date (the “Acceleration Date”), Borrower shall pay Agility a fee of $15,000 on the day after the Acceleration Date, a fee of $25,000 on the thirtieth day thereafter, and a fee of $30,000 on each succeeding thirtieth day after that for so long as any amount remains outstanding under this Agreement.  The terms of this paragraph shall not be construed as Agility’s consent to Borrower’s failure to pay any amounts in strict accordance with this Agreement, and Agility’s charging any such fees and/or acceptance of any such payments shall not restrict Agility’s exercise of any remedies arising out of any such failure.

                 2.          Security Interest.  Except as set forth on Exhibit B, as security for all present and future indebtedness, guarantees, liabilities, and other obligations of Borrower to Agility under this Agreement, including all fees specified in Section 1 (collectively, the “Obligations”), Borrower grants Agility a security interest in all of Borrower’s personal property, whether now owned or hereafter acquired, including without limitation all of the following:  all accounts, cash, patents, copyrights, trademarks, goodwill, general intangibles, chattel paper, documents, letters of credit, instruments, deposit accounts, investment property, inventory, fixtures and equipment, as such terms are defined in Division 9 of the Uniform Commercial Code in effect on the date hereof, the property described on Exhibit A attached hereto, and all products, proceeds and insurance proceeds of the foregoing (collectively, the “Collateral”).  Borrower shall enter into such deposit account control agreements as Agility may request to perfect the security interest granted hereunder.  Borrower authorizes Agility to execute such documents and take such actions as Agility reasonably deems appropriate from time to time to perfect or continue the security interest granted hereunder.  The Obligations are also secured by a Mortgage, Assignment of Rents and Fixture Filing of even date (the “Mortgage”) on the Owensboro Property.  Upon Full Repayment (as defined herein) the security interest granted herein will automatically terminate, and Agility will promptly execute and deliver to Borrower at Borrower’s expense such documents as Borrower reasonably requests to evidence such termination.

               3.            Representations and Warranties.  Except as disclosed on Exhibit B, Borrower represents to Agility as follows (which shall be deemed continuing throughout the term of this Agreement until Full Repayment):

                              (a)            Authorization.  Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which it is required to do so; the execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby have been duly and validly authorized by all necessary corporate action, and do not violate Borrower’s Certificate of Incorporation or by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property.  Borrower has no wholly owned or partially owned subsidiaries and is not a partner or joint venturer in any partnership or joint venture.

                              (b)            State of Incorporation; Places of Business; Locations of Collateral.  Borrower is a corporation incorporated and in good standing under the laws of the State of Delaware, as corporation number 3255043.  The address set forth in this Agreement under Borrower’s signature is Borrower’s chief executive office.

                              (c)            Title to Collateral; Permitted Liens.  Borrower is now, and will at all times in the future be, the sole owner of all the Collateral.  The Collateral now is and will remain free and clear of any and all liens, security interests, encumbrances and adverse claims, except for (i) purchase money security interests in specific items of Equipment; (ii) leases of specific items of Equipment or facilities; (iii) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Agility’s security interests; (iv) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations that are not delinquent; and (v) the liens described on Exhibit B.

                              (d)            Financial Condition, Statements and Reports.  The financial statements provided to Agility by Borrower have been prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”).  All financial statements now or in the future delivered to Agility will fairly reflect the financial condition of Borrower, at the times and for the periods therein stated, provided, however, notwithstanding the foregoing or any other statement by Borrower herein, with respect to any financial projections submitted to Agility, Borrower represents and warrants only that such financial projections were prepared in good faith based on reasonable assumptions and that are not inconsistent with any other projections prepared by or for Borrower or reflected in any internal Borrower plans, budgets or forecasts and that, any such financial projections fairly present Borrower’s management’s good faith estimates; however Borrower does not warrant that it will achieve such financial projections.  Between the last date covered by any such statement provided to Agility and the date hereof, there has been no circumstance that could constitute or give rise to a Material Adverse Effect.

                              (e)            Tax Returns and Payments.  Borrower has timely filed, and will timely file, all tax returns and reports required by applicable law, and Borrower has timely paid, and will timely pay, all applicable taxes, assessments, deposits and contributions now or in the future owed by Borrower.

                              (f)            Compliance with Law.  Borrower has complied, and will comply, in all material respects, with all provisions of all applicable laws and regulations.

                              (g)            Information.  All information provided to Agility by or on behalf of Borrower on or prior to the date of this Agreement is true and correct in all material respects, and no representation or other statement made by Borrower to Agility contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Agility not misleading at the time made; provided, however, notwithstanding the foregoing or any other statement by Borrower herein, with respect to any financial projections submitted to Agility, Borrower represents and warrants only that such financial projections were prepared in good faith based on reasonable assumptions and that are not inconsistent with any other projections prepared by or for Borrower or reflected in any internal Borrower plans, budgets or forecasts and that, any such financial projections fairly present Borrower’s management’s good faith estimates; however Borrower does not warrant that it will achieve such financial projections.

                              (h)            Litigation.  Except as disclosed on Exhibit B, there is no claim or litigation pending or (to best of Borrower’s knowledge) threatened against Borrower.  Borrower will promptly inform Agility in writing of any claim or litigation in the future which, either separately or in the aggregate exceeds $100,000.

                              (i)            Subsidiaries.  Exhibit B sets forth all of Borrower’s wholly-owned or partially owned subsidiaries and Exhibit B sets forth all loans by Borrower to, and all investments by Borrower in, any person, entity, corporation partnership or joint venture.

                              (j)            Subordinated Debt.  Exhibit B lists all of Borrower’s outstanding Indebtedness for borrowed money.  The date on which principal becomes due on any indebtedness that is subordinated to amounts owing under this Agreement is no earlier than April 15, 2006.

                              (k)            Deposit and Investment Accounts.  Borrower maintains only the operating, savings, deposit, securities and investment accounts listed on Exhibit B.

               4.            Covenants.

                              (a)            Reports.  Borrower will provide to Agility in form and substance reasonably acceptable to Agility (i) monthly accounts receivable and payable reports, on the first and fifteenth days of each month; (ii) monthly unaudited financial statements, prepared in accordance with GAAP, consistently applied, within fifteen (15) days of the last day of each month; (iii) within fifteen (15) days after the last day of each month, copies of all reports and statements received by Borrower from any of its banks or other financial institutions (in lieu of such requirement, Borrower may grant Agility on-line “view only” access to all of its accounts on terms acceptable to Agility); (iv) quarterly financial statements prepared in accordance with GAAP, consistently applied, reviewed by independent certified public accountants reasonably acceptable to Agility, within 45 days of the last day of each fiscal quarter; (v) annual financial statements prepared in accordance with GAAP, consistently applied audited by independent certified public accountants reasonably acceptable to Agility, within ninety (90) days of the last day of each fiscal year, together with copies of Borrower’s tax returns for such year; and (vi) upon request, such other information relating to Borrower’s operations and condition, including information on the status of the sale of the Owensboro Property, as Agility may reasonably request from time to time.  Agility shall have the right to review and copy Borrower’s books and records and audit and inspect the Collateral, from time to time, upon reasonable notice to Borrower.  Agility or its officers, employees, or agents shall have a right to visit Borrower’s premises once a quarter unless an uncured Event of Default is continuing and interview Borrower’s officers at Borrower’s expense.  Any additional such visits shall be at Agility’s expense.

                              (b)            Insurance.  Borrower will maintain insurance on the Collateral and Borrower’s business, in amounts and of a type that are customary to businesses similar to Borrower’s, and Agility will be named in a Agility’s loss payable endorsement in favor of Agility, in form reasonably acceptable to Agility.

                              (c)            Negative Covenants.  Except as set forth in Section 4(e), without Agility’s prior written consent, Borrower shall not do any of the following:  (i) permit or suffer an acquisition of all or substantially all of Borrower’s assets other than an acquisition unless the terms of which provide for immediate payment of all amounts outstanding under this Agreement; (ii) acquire any assets outside the ordinary course of business; (iii)  sell, lease, license, encumber or transfer any Collateral except for sales or licenses in the ordinary course of business (in which case Agility retains its security interest in the proceeds of such disposition); (iv) pay or declare any dividends on Borrower’s stock; (v) redeem, purchase or otherwise acquire, any of Borrower’s stock (other than repurchases of stock of former employees of Borrower in accordance with existing employee stock repurchase agreements); (vi) make any investments in, or loans or advances to, any person, including without limitation any investments in, or downstreaming of funds to, any subsidiary or affiliate of Borrower that has not guaranteed payment of Obligations under this Agreement and secured that guaranty on terms reasonably acceptable to Agility; (vii)  incur any indebtedness outside the ordinary course of business or indebtedness in excess of a principal amount of $2,900,000 plus accrued interest currently outstanding under the Loan Agreement between Borrower and Kentucky Technology, Inc. dated December 14, 2004; (viii) make any payment on any of Borrower’s indebtedness that is subordinate to the Obligations, other than in accordance with the subordination agreement, if any, in favor of Agility relating thereto; or (ix) make any deposits or investments into any investment or depository accounts unless they are subject to an account control agreement acceptable to Agility.

                              (d)            Board Materials.  LSBC will inform Agility of any and all relevant board decisions on a timely basis as reasonably deemed necessary to protect Agility’s interests

                              (e)            Exceptions to Negative Covenants.  Notwithstanding anything to the contrary in this Agreement, upon notice to Agility, Borrower may sell, assign, lease or license all or any part of (i) the Owensboro Property and any interest in the Collateral located therein and/or (ii) its shares or asset value in Predictive Diagnostics, Inc. and the business of Borrower related thereto, for so long as Borrower causes Full Repayment to be made to Agility simultaneously with the closing of any such transaction.  Agility will promptly take such actions are Borrower reasonably requests to facilitate any such transaction, consistent with Agility’s retaining its security interest in such property until receipt of Full Repayment.  Completion of any such transaction will not be deemed a Triggering Event under Section 7. Borrower may also grant exclusive licenses of its intellectual property with respect to one or more fields of practice, subject to the security interest granted in this Agreement.

                              (f)            Advances.  Subject to the terms of this Agreement, Agility will promptly make the Advances as set forth in Section 1(a) of this Agreement.

               5.            Events of Default.  Any one or more of the following shall constitute an Event of Default under this Agreement:

                              (a)            Borrower shall fail to pay any principal when due, any interest within 5 days of when due, and any other monetary Obligations within 10 days of when due; or

                              (b)            Borrower shall fail to comply with any other provision of this Agreement, which failure is not cured within ten days after the sooner of (i) the date that Borrower has knowledge of that failure or (ii) Borrower’s receipt of notice from Agility; or

                              (c)            Any written warranty, representation, statement, report or certificate made or delivered to Agility by Borrower or on Borrower’s behalf shall be untrue or misleading in a material respect as of the date given or made; or

                              (d)            A default of event or default shall occur under any agreement to which Borrower is a party or by which it is bound (i) resulting in a right by the other party or parties, whether or not exercised, to accelerate the maturity of any indebtedness in excess of $100,000 or (ii) that could have a Material Adverse Effect, as defined below; or

                              (e)            Any portion of Borrower’s assets is attached, seized or levied upon in excess of $100,000, or a judgment for more than $100,000 is awarded against Borrower and is not stayed within ten days; or

                              (f)            Any action that results in the suspension of trading of Borrower’s securities by the Securities Exchange Commission or any other state or federal agency or authority;

                              (g)            An Event of Default occurs under the Mortgage; or

                              (h)            Dissolution, termination of existence of Borrower; the occurrence of a Dissolution Event; or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect (except that, in the case of a proceeding commenced against Borrower, Borrower shall have 60 days after the date such proceeding was commenced to have it dismissed, provided Agility shall have no obligation to make any Loans during such period); or

                              (i)            The occurrence of a “Material Adverse Effect”, which shall mean (i) a material adverse change in the business, operations, results of operations, assets, liabilities or financial or other condition of Borrower and its subsidiaries taken as a whole, (ii) the material impairment of Borrower’s ability to perform its Obligations or of Agility’s ability to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse change in the value of the Collateral so that such value is less than 110% of Borrower’s outstanding obligations.

               6.            Remedies.

                              (a)            Remedies.  Upon the occurrence and during the continuance of any Event of Default, Agility, at its option, may do any one or more of the following:  (a) Accelerate and declare the Obligations to be immediately due, payable, and performable; (b) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Agility to enter Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge by Borrower for so long as Agility reasonably deems it necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Agility seek to take possession of any of the Collateral by Court process, Borrower hereby waives:  (i) any bond and any surety or security relating thereto; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Agility retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (c) Require Borrower to assemble any or all of the Collateral and make it available to Agility at places designated by Agility; (d) Complete the processing of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Agility shall have the right to use

Borrower’s premises, equipment and all other property without charge by Borrower; (e) Collect and dispose of and realize upon any investment property, including withdrawal of any and all funds from any deposit or securities accounts; (f) Dispose of any of the Collateral, at one or more public or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale; and (g) Demand payment of, and collect any accounts, general intangibles or other Collateral and, in connection therewith, Borrower irrevocably authorizes Agility to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, and, in Agility’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle accounts, general intangibles and the like for less than face value; Borrower grants Agility a license, exercisable from and after an Event of Default has occurred, to use and copy any trademarks, service marks and other intellectual property in which Borrower has an interest to effect any of the foregoing remedies.  All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Agility with respect to the foregoing shall be added to and become part of the Obligations, and shall be due on demand.

                              (b)            Application of Proceeds.  All proceeds realized as the result of any sale or other disposition of the Collateral pursuant to Section 6(a) above shall be applied by Agility first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agility in the exercise of its rights under this Agreement, second to any fees and Obligations other than interest and principal, third to the interest due upon any of the Obligations, and fourth to the principal of the Obligations, in such order as Agility shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Agility for any deficiency.

                              (c)            Remedies Cumulative.  In addition to the rights and remedies set forth in this Agreement, Agility shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Agility and Borrower, and all of such rights and remedies are cumulative and none is exclusive.  Exercise or partial exercise by Agility of one or more of its rights or remedies shall not be deemed an election, nor bar Agility from subsequent exercise or partial exercise of any other rights or remedies.  The failure or delay of Agility to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

                              (d)            Power of Attorney.  After the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Agility (and any of Agility’s designated employees or agents) as Borrower’s true and lawful attorney in fact to:  endorse Borrower’s name on any checks or other forms of payment; make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance; settle and adjust disputes and claims respecting accounts, general intangibles and other Collateral; execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Agreement; sell, lease or otherwise dispose of all or any part of the Collateral; and take any other action or sign any other documents required to be taken or signed by Borrower, or reasonably necessary to enforce Agility’s rights or remedies or otherwise carry out the purposes of this Agreement.  The appointment of Agility as Borrower’s attorney in fact, and each of Agility’s rights and powers, being coupled with an interest, are irrevocable until all Obligations owing to Agility have been paid and performed in full.

               7.            Event of Dissolution; Exit Fee.  Prior to Full Repayment (defined below), the occurrence of any one or more of the following shall constitute a “Triggering Event” for Full Repayment:  (i) the sale, lease, license, exchange or similar transaction involving all or substantially all of the assets of Borrower in one or more transactions, (ii) the closing of a recapitalization, reorganization (for avoidance of doubt, a reorganization excludes a reverse or other stock split), merger, consolidation or other similar transaction or series of related transactions of Borrower, in which the gross proceeds to Borrower are less than $30,000,000 (iii) any action (voluntary or involuntary) to liquidate, dissolve and/or wind down the business of Borrower, (iv) the incurrence of indebtedness (other than (a) in connection with a stock purchase agreement, provided any tender rights under such agreement are extended equally to all holders of Borrower’s equity securities and (b) indebtedness subordinated to the debt owing to Agility on terms acceptable to Agility, or (v) the sale without Agility’s approval of any division or business unit of Borrower in one or more transactions in which the gross proceeds are at least $500,000 (or to the extent Borrower receives consideration other than cash, any such transaction in which Borrower is deemed to have received value in the form of cash, marketable securities, assets or other consideration or any combination thereof of at least $500,000).

               If a Triggering Event shall occur before all amounts owing Agility under this Agreement have been indefeasibly paid in full (“Full Repayment”), upon the occurrence, and as part of the consummation, of such Triggering Event, Agility shall be entitled to one hundred percent (100%) of the proceeds of the sale of assets in an orderly liquidation of Borrower’s assets  until such time as all amounts owing to Agility have been repaid in full (including, without limitation, all accrued interest due thereon, fees and other costs payable to Agility).  If the consideration payable to Borrower in connection with such transaction(s) is other than cash in an amount sufficient to satisfy the Full Repayment, Agility shall be entitled to receive, in addition to such cash (or, upon mutual agreement, unrestricted, publicly tradable marketable securities, provided such securities are traded on a major public exchange and in regular daily volume sufficient to allow the immediate liquidated thereof without negatively impacting the value of such securities), the cash proceeds received by Borrower upon the sale of such non-cash consideration until Full

Repayment.  If Agility elects to receive such unrestricted, publicly tradable marketable securities, Agility shall credit the then outstanding balance hereunder with the fair market value of such securities (based upon the average closing price per share for the five (5) trading day period immediately preceding the date Agility receives such unrestricted marketable securities).  If Borrower receives non-cash consideration in connection with such transaction, Borrower shall sell, as soon as reasonably practical, such non-cash consideration in a commercially reasonable manner in order to maximize the proceeds of such sale.

               Prior to Full Repayment, after a Triggering Event or acceleration of the Obligations after the occurrence of an uncured Event of Default, in addition to the repayment described in the preceding paragraph, Borrower shall pay to Agility, a fee (“Exit Fee”) equal to the greatest of (i) $450,000 or (ii) an amount equal to two percent (2%) of the aggregate consideration paid to Borrower and/or its shareholders in lieu of an equity financing, including but not limited to a merger or acquisition of a majority of the stock or assets of Borrower or (iii) the amount Agility would have been entitled to receive in connection with such transactions had Agility exercised its Warrant immediately prior to such transactions.  The Exit Fee shall be paid to Agility, prior to any payment, dividend, loan repayment or distribution of any amounts to any person or entity out of the proceeds of such Triggering Event. Agility shall retain its security interest on all Collateral disposed of in connection with such Triggering Event until Full Repayment (including, without limitation, the payment in full of the Exit Fee).  Upon Agility’s receipt of the Exit Fee, Agility shall release its security interest in such Collateral and surrender for no additional consideration (a) its warrants delivered in connection with this Agreement and (b) any shares previously issued under such warrant and held by Agility as of the date of such occurrence (the warrant and any equity interest issued or issuable in connection therewith shall be collectively referred to as “Equity Interest”).  Notwithstanding the foregoing, Agility may elect to forego the Exit Fee and retain its Equity Interest in Borrower upon reasonable advance notice to Borrower.

               8.            Waivers.  The failure of Agility at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Agility shall not waive or diminish any right of Agility later to demand and receive strict compliance therewith.  Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.  None of the provisions of this Agreement or any other agreement shall be deemed to have been waived except by a specific written waiver signed by an authorized officer of Agility.  Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by Agility on which Borrower is or may in any way be liable, and notice of any action taken by Agility, unless expressly required by this Agreement.

               9.            Indemnity.  Borrower shall indemnify Agility for any liabilities, including reasonable attorneys’ fees, incurred by Agility arising from Agility’s status as a creditor of Borrower (as opposed to a shareholder by way of Agility’s interest in the warrant or shares issuable under the warrant) under this Agreement.

               10.            Confidentiality.  Agility acknowledges and agrees that certain confidential non-public information received by Agility from Borrower may constitute material non-public information within the scope of the Securities Exchange Act of 1934, as amended, and other securities laws and regulations, and that Agility is restricted from trading in Borrower’s securities while in the possession of such material non-public information.  Without obligating Borrower to identify and notify Agility of material non-public information, Agility agrees to comply with Borrower’s reasonable requests to refrain from trading in Borrower’s securities while in possession of such material non-public information.  In handling any confidential non-public information provided to Agility by Borrower, Agility shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of the same, except that disclosure of such information may be made (i) to subsidiaries or affiliates of Agility in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Obligations, provided that they have entered into a comparable confidentiality agreement with respect thereto, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Agility, and (v) as Agility may deem appropriate in connection with the exercise of any remedies hereunder.  Confidential information shall not include information that either:  (a) is in the public domain, or becomes part of the public domain, after disclosure to Agility through no fault of Agility; or (b) is disclosed to Agility by a third party who, to Agility’s knowledge, was not prohibited from disclosing such information.

               11.            Governing Law; Jurisdiction; Venue.  This Agreement and all acts and transactions hereunder and all rights and obligations of Agility and Borrower shall be governed by the internal laws (and not the conflict of laws rules) of the State of California.  As a material part of the consideration to Agility to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Agility’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Barbara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

               12.            MUTUAL WAIVER OF JURY TRIAL  BORROWER AND AGILITY EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN AGILITY AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF AGILITY OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH AGILITY OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH FINAL AND BINDING ARBITRATION TO BE HELD IN SANTA BARBARA COUNTY IN ACCORDANCE WITH THEN-CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION.  JUDGMENT UPON ANY AWARD RESULTING FROM ARBITRATION MAY BE ENTERED INTO AND ENFORCED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF.

               13.            General.  This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Agility and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement.  There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.  The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Agility.  Agility may assign all or any part of its interest in this Agreement and the Obligations to any person or entity, or grant a participation in, or security interest in, any interest in this Agreement, with notice to, but without consent of, Borrower.  Borrower may not assign any rights under or interest in this Agreement without Agility’s prior written consent.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement.

               14.            Publicity.  Borrower authorizes Agility to use Borrower’s tradenames and logos in Agility’s marketing materials in respect of the transactions evidenced by this Agreement.

AGILITY CAPITAL, LLC		LARGE SCALE BIOLOGY CORPORATION

By:	/s/Daniel Corry	By:	/s/ Ronald J. Artale 10/26/05

Title:	Chief Credit Officer	Title:	Chief financial Officer

Address for notices:		Address for notices:

Agility Capital, LLC 226 E. Canon Perdido Street, Suite F Santa Barbara, CA 93101 Attn: Daniel Corry and Jeff Carmody Fax: 805-568-0427		LARGE SCALE BIOLOGY CORPORATION 3333 Vaca Valley Parkway, Suite 1000 Vacaville, CA 95688 Attn: Ronald Artale, Chief Financial Officer Fax: 707-446-3917_________________

Exhibit A
COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

          All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

          (a)          all accounts, chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including copyrights, patents, trademarks, goodwill and all intellectual property, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;  and

          (b)          any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.